Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	July 29, 2009
Brenda A. Blake, ext. 3202
UGI Reports Third Quarter Results, Updates Guidance
VALLEY FORGE, Pa., July 29 — UGI Corporation (NYSE:UGI) today reported a net loss for the third quarter of fiscal 2009 of $3.6 million, or $0.03 per share. Results for the quarter include the previously reported charge of $10.0 million, or $.09 per share, related to French competition proceedings. Net income for the third quarter of fiscal 2008 was $15.7 million or $0.14 per diluted share.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our overall results from operations were in line with expectations for the quarter. Our propane and gas utility businesses delivered solid results despite the difficult operating environment brought about by the recession. At the same time, our electric utility and electric generation businesses continued to be adversely affected by economic conditions during the quarter, as reduced demand and lower wholesale electric prices contributed to the lower earnings of those businesses. While our fundamental view of the earnings contributions of our businesses for the remainder of fiscal 2009 remains unchanged, we are updating guidance to reflect the reserve related to the competition matter in France. We expect to report net income in the range of $2.30 to $2.40 per share for the full fiscal year ending September 30, 2009, including the $0.10 gain from the previously announced sale of AmeriGas’s California propane storage terminal and the $0.09 reserve in International Propane.”
UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed a seasonal net loss of $2.9 million for the quarter, compared to a loss of $2.5 million last year. For the three months ended June 30, 2009, retail volumes sold decreased to 160.0 million gallons from 180.7 million gallons in the prior-year period, reflecting the impact of the recession, particularly on commercial volumes, as well as customer conservation and significantly warmer spring weather. Weather nationally during the quarter was 3.1% warmer than normal and 10.3% warmer than the prior-year period, according to the National Oceanic and Atmospheric Administration. Total margin decreased $9.8 million from the prior-year quarter due to lower volumes sold partially offset by higher average unit margins. Operating income decreased $5.2 million from the prior-year period as the decrease in total margin, coupled with slightly higher depreciation and amortization expense, was partially offset by lower operating and administrative expenses.
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UGI Reports Third Quarter Results, Updates Guidance	Page 2
For the three months ended June 30, 2009, International Propane recorded a net loss of $8.0 million, reflecting the aforementioned $10.0 million (7.1 million euro) reserve related to the French competition proceedings. International Propane recorded net income of $2.6 million in the prior-year period. Antargaz sold 48.1 million retail gallons of liquefied petroleum gases (LPG) for the fiscal third quarter compared to 55.2 million gallons in the prior-year period. Based upon heating degree day data, temperatures in Antargaz’ service territories were 29.3% warmer than normal and 17% warmer than the prior-year period. International Propane’s euro-based total margin increased 5.4 million euros, reflecting the consolidation of Flaga’s central European joint venture following its acquisition in January 2009. Antargaz total margin was virtually unchanged from the prior-year as lower sales volumes were offset by higher retail unit margins resulting from lower and less volatile LPG costs. Operating income decreased 6.0 million euros as the higher total margin was more than offset by the 7.1 million euro reserve related to the competition matter and higher operating and administrative costs resulting from the consolidation of the joint venture.
Net income from Gas Utility was $1.3 million for the quarter ended June 30, 2009 compared to $2.1 million for the 2008 quarter. Weather in the Gas Utility service territory was 6.5% warmer than normal and 3.9% warmer than in the prior-year quarter. Throughput in the Gas Utility increased to 25.8 billion cubic feet in the recently completed quarter versus 23.4 billion cubic feet in the prior-year quarter, as the beneficial effects of additional throughput resulting from the acquisition of Central Penn Gas (CPG) were partially offset by the effects of the economic recession on volumes sold and transported. Gas Utility total margin increased $12.3 million to $67.1 million primarily resulting from the CPG acquisition. Operating income for the quarter increased $0.4 million as the higher total margin was partially offset by increased operating expenses primarily associated with the CPG acquisition and higher expenses associated with environmental matters, pension expenses and system maintenance costs. This increase in operating income was more than offset by increased interest expense associated with the debt issued to finance a portion of the CPG acquisition.
Net income from Electric Utility was $1.7 million for the quarter ended June 30, 2009 compared to $4.1 million in the prior-year period. Sales in the Electric Utility decreased to 209.8 gigawatt-hours in the recently completed quarter versus 224.9 gigawatt-hours in the prior-year period primarily due to lower sales to commercial and industrial customers resulting from reduced economic activity. Electric Utility cost of sales increased $2.0 million from the prior-year period primarily due to the impact in the prior-year quarter of unrealized and realized gains from financial transmission rights. Total margin decreased $3.8 million reflecting the impact of the higher cost of sales and the lower gigawatt-hours sold. Operating income decreased $4.2 million, reflecting the lower total margin and higher operating expenses.
For the three months ended June 30, 2009, Energy Services contributed net income of $5.1 million compared to $9.4 million in the prior-year period. Total margin for Energy Services decreased $5.0 million to $23.0 million reflecting lower total margin from electric generation and the impact of reduced volatility in natural gas prices on asset management activities. The
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UGI Reports Third Quarter Results, Updates Guidance	Page 3
decrease in electric generation margin in the current quarter reflects lower spot-market prices for electricity and lower volumes sold. Operating income decreased $7.4 million to $8.6 million reflecting the lower total margin, higher electric generation operating and maintenance costs, higher asset management fees, and higher short term borrowing costs.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Wednesday, July 29, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on July 29 through midnight Friday, July 31. The replay may be accessed at 1-888-203-1112, passcode 2851841 and International access 1-719-457-0820, passcode 2851841.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-08	###	7/29/09

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2009	2008	2009	2008	2009	2008
Revenues:
AmeriGas Propane	$372.7	$535.2	$1,923.1	$2,290.0	$2,448.3	$2,707.1
International Propane	164.9	232.8	780.6	936.2	969.2	1,079.3
Gas Utility	176.9	202.2	1,130.1	1,005.6	1,262.8	1,131.2
Electric Utility	30.8	32.8	104.8	103.3	140.7	135.6
Energy Services	223.4	388.9	1,007.1	1,261.4	1,365.2	1,501.6
Corporate & Other (a)	(6.5)	(59.1)	(67.2)	(137.5)	(118.5)	(161.0)

Total revenues	$962.2	$1,332.8	$4,878.5	$5,459.0	$6,067.7	$6,393.8

Operating income (loss):
AmeriGas Propane	$4.4	$9.6	$317.2	$236.8	$315.4	$276.0
International Propane	0.3	11.8	154.1	105.7	155.2	106.7
Gas Utility	12.9	12.5	149.8	138.1	149.3	142.5
Electric Utility	3.3	7.5	13.8	21.4	16.8	26.9
Energy Services	8.6	16.0	60.0	67.3	70.0	78.2
Corporate & Other (a)	(0.7)	0.8	(1.9)	2.5	(0.3)	3.4

Total operating income	28.8	58.2	693.0	571.8	706.4	633.7
Loss from equity investees	—	(0.7)	(0.8)	(2.1)	(1.6)	(3.7)
Interest expense:
AmeriGas Propane	(17.2)	(18.2)	(53.7)	(55.1)	(71.5)	(73.0)
International Propane	(6.5)	(7.4)	(19.7)	(21.7)	(27.7)	(28.3)
Gas Utility	(10.3)	(8.4)	(31.7)	(28.3)	(40.5)	(38.0)
Electric Utility	(0.5)	(0.4)	(1.3)	(1.5)	(1.8)	(2.0)
Corporate & Other, net (a)	(0.1)	(1.0)	(0.3)	(1.0)	(0.1)	(0.9)

Total interest expense	(34.6)	(35.4)	(106.7)	(107.6)	(141.6)	(142.2)

Income (loss) before income taxes and minority interests	(5.8)	22.1	585.5	462.1	563.2	487.8
Income tax expense	(6.4)	(11.3)	(172.0)	(138.9)	(167.6)	(143.3)
Minority interests, principally in AmeriGas Partners	8.6	4.9	(144.0)	(101.4)	(132.4)	(112.0)

Net (loss) income	$(3.6)	$15.7	$269.5	$221.8	$263.2	$232.5

Earnings (loss) per share:
Basic	$(0.03)	$0.15	$2.49	$2.07	$2.43	$2.17

Diluted	$(0.03)	$0.14	$2.47	$2.05	$2.41	$2.15

Average common shares outstanding:
Basic	108.592	107.421	108.407	107.172	108.316	107.105

Diluted	108.592	108.590	109.207	108.368	109.214	108.304

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$(2.9)	$(2.5)	$71.6	$48.5	$67.0	$55.6
International Propane	(8.0)	2.6	86.7	57.7	81.3	52.8
Gas Utility	1.3	2.1	71.4	65.9	65.8	63.1
Electric Utility	1.7	4.1	7.3	11.6	8.8	14.5
Energy Services	5.1	9.4	35.4	39.7	41.0	46.7
Corporate & Other (a)	(0.8)	—	(2.9)	(1.6)	(0.7)	(0.2)

Total net (loss) income	$(3.6)	$15.7	$269.5	$221.8	$263.2	$232.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests in AmeriGas Partners, L.P.